Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Dwight Weber, Director of Communications (503) 946-4855
Website: http://www.precast.com

PRECISION CASTPARTS CORP. REPORTS
SECOND QUARTER FISCAL 2013 EARNINGS

Second Quarter Fiscal 2013 Highlights
• EPS from continuing operations of $2.28 (diluted)
• Consolidated segment operating income margin of 25.8%
• Continued pace of accretive strategic acquisitions

PORTLAND, Oregon - October 25, 2012 - While navigating significant headwinds due to the downtime of its key Forged Products assets, Precision Castparts Corp. (NYSE:PCP) grew year-over-year sales and earnings in the second quarter of fiscal 2013, driven by solid gains in commercial aerospace production, steady demand for industrial gas turbine (IGT) spares, and strong contributions from recent acquisitions.

Second Quarter Fiscal 2013 Financial Highlights

Total sales rose to $1.93 billion in the second quarter of fiscal 2013, an increase of 8.4 percent over total sales of $1.78 billion a year ago. Operating income was $498.4 million, or 25.8 percent of sales in the quarter, a year-over-year improvement of 13.5 percent compared to operating income of $439.1 million, or 24.6 percent of sales, in the same quarter last year.  Continuing operations (attributable to PCC) contributed $333.3 million of net income in the second quarter, versus $296.3 million in the second quarter of fiscal 2012.  Earnings per share (EPS) from continuing operations (attributable to PCC) in the quarter grew to $2.28 (diluted, based on 146.4 million shares outstanding), compared to $2.04 (diluted, based on 145.3 million shares outstanding) last year. Several previously reported events in Forged Products resulted in a significant loss of absorption in the second quarter and had a large negative impact on earnings: the extensive downtime related to the previously reported repair of the 29,000-ton forging press in Houston, Texas; the complete rebuild of the 50,000-ton forging press in Grafton, Massachusetts; and scheduled maintenance on the Company's other major forging complexes. Furthermore, bringing the Houston press back on line took two-and-a-half weeks longer than originally anticipated and resulted in a number of inefficiencies needed to support specific customer-critical requirements. During the quarter, Carlton Forge's main ring-rolling press was shut down temporarily due to an electrical failure, which also added to the headwinds.

Second quarter fiscal 2013 results include the addition of a full quarter of Primus, RathGibson, Centra Industries, Aerocraft Heat Treating, and Dickson Testing, as well as two months of Klune and one month of operations from the assets acquired from Heroux Devtek. Also in the quarter, PCC renamed the Fastener Products segment. The new name, Airframe Products, better reflects the combination of fasteners and aerostructures products in the segment, as well as the key customer base.

Including discontinued operations, Precision Castparts' net income (attributable to PCC) for the second quarter of fiscal 2013 totaled $332.7 million, or $2.27 per share (diluted).

Business Highlights

Investment Cast Products: Investment Cast Products sales showed strong year-over-year growth of 6.8 percent in the second quarter of fiscal 2013, climbing to $612.4 million from $573.3 million in the same quarter a year ago. Base commercial production rates continue to increase into calendar 2013, and the Boeing 787 program is ramping up steadily. The segment's IGT sales increased 17 percent over the second quarter of last year, primarily driven by strong spares activity. Investment Cast Products' operating performance exhibited continued strength, with the segment dropping through greater than 40 percent incremental margins. Second quarter operating income grew by 10.0 percent year over year, improving to $208.8 million, or 34.1 percent of sales, versus operating income of $189.9 million, or 33.1 percent of sales last year. Contractual material pass-through pricing for the segment was relatively flat year over year.

Forged Products: Second quarter sales for the Forged Products segment were $761.2 million, compared to sales of $798.3 million in the same period last year. The sales decline resulted from a series of significant, negative events limited to the second quarter: the repairs to the 29,000-ton press in Houston and subsequent inefficiencies tied to meeting specific customer demands; the scheduled rebuild of the 50,000-ton press in Grafton, with inefficiencies linked to restarting the forge press post-rebuild; and repair of the principal Carlton ring-rolling press. In addition, contractual pass-through pricing was $16 million lower year over year. Despite the fact that the 29,000-ton and the 50,000-ton presses are the two largest drivers of volume within Precision Castparts, the segment did not interrupt any engine, airframe, or gas turbine build schedules and did not lose a purchase order. Partially offsetting these negative impacts was the full-quarter addition of RathGibson, Aerocraft, and Dickson. Forged Products' commercial aerospace sales, which are subject to the same market dynamics as Investment Cast Products, were basically flat year over year due to the press outages. Higher product volume is scheduled to ship out over the second half of the fiscal year to compensate for delinquencies associated with the downtime, coupled with increasing build rates. In addition, the segment moved beyond an external testing bottleneck during the quarter and is poised to ship sizeable volumes of pipe to its major oil & gas customers over the next four quarters, with its backlog of interconnect pipe building steadily as well.

From an operational point of view, the loss of absorption from the aforementioned maintenance and repair events significantly affected Forged Products earnings in the second quarter. Operating income was $155.2 million, or 20.4 percent of sales, in the second quarter, versus operating income of $163.9 million, or 20.5 percent of sales last year. Contractual material pass-through pricing dropped to approximately $40 million in the second quarter of fiscal 2013 from approximately $56 million a year ago, and selling prices of metal at the segment's three primary mills were approximately $4 million lower than a year ago.

Airframe Products: Airframe Products grew its second quarter sales by 35.8 percent year over year, jumping to $556.9 million, compared to sales of $410.0 million in the second quarter of fiscal 2012.  These results include a full quarter of Primus and Centra Industries, plus a partial quarter of Klune and the operations acquired from Heroux Devtek. The segment's organic aerospace sales increased by 15 percent, driven by steadily increasing commercial backlogs and further closing of the gap between 787 fastener orders and the current Boeing production rate. With the strengthening of core volumes, growing 787 backlogs, and rapidly improving performance at Primus and the other aerostructures assets, Airframe Products continued to demonstrate its long runway for generating solid performance results. Operating income showed a 43.5 percent increase to $166.6 million, or 29.9 percent of sales, in the second quarter of fiscal 2013, compared to $116.1 million last year, or 28.3 percent of sales, more than overcoming the drag of lower margin acquisitions.

“We are currently looking at some strong drivers to top- and bottom-line performance over the next several years,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “Base commercial aerospace rates continue to increase, and Boeing 787 production is projected to double over the next 12 to 14 months. In addition, we are accelerating our forging throughput to compensate for the press downtime and to meet our customer's growing schedules. Our aerospace aftermarket sales saw strong demand year over year. The growth of our IGT aftermarket backlog is also showing good momentum. In our oil & gas businesses, we will be shipping out large quantities of nickel-based, severe service tubular product over the next four quarters, and orders for interconnect pipe are starting to recover and will begin to give us a better balance of product moving across our extrusion assets over the same period of time.

“Both Investment Cast Products and Airframe Products achieved solid performance metrics in the quarter,” Donegan said. “Investment Cast Products continues to take out costs and leverage increasing volumes, dropping through solid incremental margins in the process. Airframe Products is delivering positive results on a number of fronts - the recovery of core fastener volumes, the successful integration and accelerating improvement of Primus and Centra, and still-to-be-realized performance from recently deployed capital for additional aerostructures acquisitions. Each factory in these two segments recognizes that there is a lot more to accomplish, an unending amount of opportunity.

“Forged Products faced unprecedented challenges in the second quarter, and we fought our way through them,” Donegan said. “Losing our two main workhorses definitely had a significant,

negative impact on the segment's results. Added to that was the month we needed to make repairs at Carlton - three weeks in the second quarter and one in Q3. We did what we needed to do; our people dedicated an incredible amount of time and effort to these projects and went above and beyond to make things happen. In the face of these major challenges, our customers' production lines kept moving, and we did not lose a customer order. In addition, looking out over the next couple of quarters, we have a tremendous amount of delinquencies to ship out, and these three presses will be operating all out to meet those commitments. On the oil & gas front, we have reached the end of a long, hard road of development work. We are finally moving into large-scale production of our outstanding downhole casing orders, and there are more to follow. As these increased aerospace and power volumes move across Forged Products high fixed-cost assets, the segment is poised to achieve increasingly better performance in the quarters ahead.

“Our organic growth prospects in our major end markets are strong, and we will leverage them to the fullest,” Donegan said. “In addition, we continue to have a solid list of acquisition candidates, and we remain focused on expanding shareholder value year after year.”

At the end of the quarter, cash was $193 million, with debt at $666 million.

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Precision Castparts is hosting a conference call to discuss the above financial results today at 7:00 a.m. Pacific Time.

NOTE: The presentation charts are immediately available on the Company's web site: http://www.precast.com/investors/presentations

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:
http://w.on24.com/r.htm?e=401713&s=1&k=6995AC301ACFC64578CB3F9D0B796CB6

This link will provide both audio and video through the Internet connection. You may use the following link to check your computer system's compatibility any time prior to the call: http://webcast.premiereglobal.com/clients/premiere/help/help.html

For Webcast assistance, please dial (888) 569-3848 or (719) 785-6626.

Those interested in asking questions following the earnings presentation must dial in for audio access to 800-946-0744, Access Code: 6688649. Dial *0 for technical assistance with dial-in access. In order to assure the conference begins in a timely manner, please dial in 10 to 15 minutes prior to the scheduled start time.

You may also gain access to the webcast through Precision Castparts Corp.'s corporate website: http://www.precast.com/investors/presentations/

Following the conference call, you may replay the conference by calling (888) 203-1112 or (719) 457-0820; the replay pass code is 6688649.

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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, forged components, aerostructures and highly engineered, critical fasteners for aerospace applications.  In addition, the Company is the leading producer of airfoil castings for the industrial gas turbine market.  PCC manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications; commercial and military airframe aerostructures; and metal alloys and other materials to the casting and forging industries.

Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of our entry into new markets; competitive pricing; the financial viability of our significant customers; the concentration of a substantial portion of our business with a relatively small number of key customers; the impact on the Company of customer or supplier labor disputes; demand, timing and market acceptance of new commercial and military programs, including the Boeing 787; the availability and cost of energy, raw materials, supplies, and insurance; the cost of pension and postretirement medical benefits; equipment failures; product liability claims; relations with our employees; our ability to manage our operating costs and to integrate acquired businesses in an effective manner; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather conditions or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvements. Any forward-looking statements should be considered in light of these factors. We undertake no obligation to update any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.
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Precision Castparts Corp.'s press releases are available on the Internet at Globe Newswire's website - http://www.globenewswire.com or PCC's home page at http://www.precast.com. If you wish to be removed from this list, please reply to Unsubscribe@precastcorp.com.

PRECISION CASTPARTS CORP.
SUMMARY OF RESULTS
(Unaudited; in millions, except per share data)

	Three Months Ended		Six Months Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
Net sales	$1,930.5	$1,781.6	$3,896.5	$3,453.8
Costs and expenses:
Cost of goods sold	1,310.8	1,231.4	2,641.8	2,379.3
Selling and administrative expenses	121.3	111.1	241.2	216.2
Interest expense	3.4	3.2	6.3	6.1
Interest income	(1.6)	(1.8)	(3.2)	(3.7)
Total costs and expenses	1,433.9	1,343.9	2,886.1	2,597.9
Income before income tax expense and equity in earnings of unconsolidated affiliates	496.6	437.7	1,010.4	855.9
Income tax expense	(164.1)	(145.2)	(335.7)	(280.7)
Equity in earnings of unconsolidated affiliates	1.2	4.1	3.1	7.3
Net income from continuing operations	333.7	296.6	677.8	582.5
Net loss from discontinued operations	(0.6)	(1.6)	(2.6)	(1.0)
Net income	333.1	295.0	675.2	581.5
Net income attributable to noncontrolling interests	(0.4)	(0.3)	(0.8)	(0.8)
Net income attributable to Precision Castparts Corp. ("PCC")	$332.7	$294.7	$674.4	$580.7
Net income per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations	$2.29	$2.06	$4.66	$4.04
Net loss per share from discontinued operations	—	(0.01)	(0.02)	—
Net income per share	$2.29	$2.05	$4.64	$4.04
Net income per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations	$2.28	$2.04	$4.62	$4.01
Net loss per share from discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)
Net income per share	$2.27	$2.03	$4.61	$4.00
Weighted average common shares outstanding:
Basic	145.4	144.1	145.3	143.9
Diluted	146.4	145.3	146.4	145.2
	Three Months Ended		Six Months Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
Sales by Segment
Investment Cast Products	$612.4	$573.3	$1,232.1	$1,142.1
Forged Products	761.2	798.3	1,614.7	1,553.7
Airframe Products	556.9	410.0	1,049.7	758.0
Total	$1,930.5	$1,781.6	$3,896.5	$3,453.8
Segment Operating Income (Loss)[1]
Investment Cast Products	$208.8	$189.9	$414.9	$377.0
Forged Products	155.2	163.9	350.4	320.1
Airframe Products	166.6	116.1	312.8	222.9
Corporate expense	(32.2)	(30.8)	(64.6)	(61.7)
Consolidated segment operating income	498.4	439.1	1,013.5	858.3
Interest expense	3.4	3.2	6.3	6.1
Interest income	(1.6)	(1.8)	(3.2)	(3.7)
Income before income tax expense and equity in earnings of unconsolidated affiliates	$496.6	$437.7	$1,010.4	$855.9

[1] Operating income represents earnings before interest, income tax expense, and equity in earnings of unconsolidated affiliates.

PRECISION CASTPARTS CORP.
SELECTED BALANCE SHEET AND CASH FLOW STATISTICS
(Unaudited; in millions)

	September 30, 2012	April 1, 2012
Cash and Debt Balances
Cash	$193.4	$698.7
Total Debt	$666.3	$208.2
Total Equity	$9,075.7	$8,364.8
Total Debt, as % of Total Capitalization	6.8%	2.4%
Working Capital Items[1]
Receivables, Net	$1,223.7	$1,186.4
Inventories	2,103.7	1,815.3
Accounts Payable	741.9	713.7
Total	$2,585.5	$2,288.0

	Three Months Ended
	September 30, 2012	October 2, 2011
Selected Cash Flow Items[1]
Depreciation and Amortization	$47.9	$41.9
Capital Expenditures	$64.2	$37.5
Acquisitions of Businesses, Net of Cash Acquired	$582.2	$1,255.9

[1] Reported results exclude discontinued operations.